UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 22, 2025
LanzaTech Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40282	92-2018969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8045 Lamon Avenue, Suite 400 Skokie, Illinois	60077
(Address of principal executive offices)	(Zip Code)
(847) 324-2400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LNZA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	LNZAW	The Nasdaq Stock Market LLC

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain     Officers; Compensatory Arrangements of Certain Officers.
Executive Leadership Transitions
On May 29, 2025, LanzaTech Global, Inc. (the “Company”) announced certain transitions in its executive leadership team in connection with its recent financing and ongoing strategic measures, to streamline its operations and reduce costs, including the consolidation of certain positions by drawing upon its capable, experienced internal resources. In furtherance of these objectives, the Company determined that, effective June 2, 2025, Justin Pugh would step down from his role as the Company’s interim Chief Financial Officer and Sushmita Koyanagi, the Company’s current Chief Accounting Officer, would take on the position of Chief Financial Officer. Mr. Pugh will maintain an advisory role with the Company to assist in his transition and to provide other related support until June 30, 2025.
Ms. Koyanagi, 47, joined the Company in December 2024 as the Company’s Chief Accounting Officer. She is a seasoned finance professional with extensive experience in accounting, financial reporting, process improvement and managing large teams. Prior to her position at the Company, she served in various senior financial roles in Equity LifeStyle Properties, a leading owner and operator of manufactured home communities, RV resorts and campgrounds, from June 2021 to December 2024, JP Morgan Chase from October 2013 to June 2021 and Deloitte from July 2007 to October 2013. Ms. Koyanagi is a certified public accountant, and her educational background includes a Master’s in Accounting from Victoria University and a Bachelor of Accounting from Delhi University.
Ms. Koyanagi is party to an existing Employment Agreement with the Company that provides for a base salary of $325,000 and eligibility for a discretionary annual cash bonus determined in accordance with the Company’s bonus policy as in effect from time to time with a target of 30% of her base salary, as well as other benefit plans and programs generally made available to the Company’s executives. Under the agreement, Ms. Koyanagi is entitled to sign-on awards with a value of $150,000 in the aggregate, subject to certain vesting and repayment provisions. Further, Ms. Koyanagi is entitled to certain severance rights in the event of a termination without “cause” or for “good reason”: (i) a lump sum payment equal to six months of base salary (or nine months following a “corporate transaction”); (ii) a prorated annual bonus for the year in which the termination occurs based on actual performance; and (iii) a COBRA premium supplement of up to six months with respect to an amount equivalent to the employer-paid portion of health insurance premiums for active employees. Ms. Koyanagi is subject to certain restrictive covenants in favor of the Company.
On May 22, 2025, Joseph Blasko, General Counsel and Corporate Secretary, notified the Company of his decision to resign, effective June 13, 2025, in order to pursue another professional opportunity. Amanda Koenig Fuisz, Deputy General Counsel, will serve as interim General Counsel effective as of such date. The Board of Directors of the Company (the “Board”) and the Company wishes to thank Mr. Blasko for his dedicated service to the Company.
Director Retirement
On May 23, 2025, Gary Rieschel notified the Company of his decision to not stand for re-election as a member of the Board. His term ends at the Company’s 2025 Annual Meeting of Stockholders scheduled to be held on July 21, 2025. Mr. Rieschel’s decision did not result from any disagreement with the Company, its management or the Board on any matter related to the Company’s operations, policies or practices. The Board and the Company wishes to thank Mr. Rieschel for his 16 years of dedicated service on the Board.

Item 7.01    Regulation FD Disclosure.
On May 29, 2025, the Company issued a press release announcing the executive leadership transitions and cost-related actions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	LanzaTech Global, Inc. Press Release, dated May 29, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2025

LANZATECH GLOBAL, INC.

By:	/s/ Joseph Blasko
Name:	Joseph Blasko
Title:	General Counsel and Corporate Secretary
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